ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (“Agreement”), is made effective as of January 29, 2015, by and among BARREN COUNTY HEALTH CARE CENTER, INC., a Kentucky corporation (“Seller”), DIVERSICARE OF GLASGOW, LLC, a Delaware limited liability company (“Buyer”), and, solely for the purposes of Sections 5.18 and 11.2, Steve Brown, John L. Beam, Linda Beam, Nancy A. Mollett, James B. Hurst, Thomas S. Hurst, Jr., Peggy Hurst Greenwell, Beth Hurst Hawkins and Sallie Hurst Schrieber, individuals and residents of the Commonwealth of Kentucky (collectively, the “Shareholders”).
A.    Seller owns and operates a certain skilled nursing facility located at 300 Westwood Street, Glasgow, Kentucky 42141, known as “Barren County Health Care Center” (the “Facility”).
B.    Seller desires to sell and transfer the assets of the Facility including all rights in the Real Estate (as defined below) and Buyer (or an affiliate of Buyer) desires to purchase the same from Seller subject to the terms and conditions of this Agreement.
In consideration of the mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereby agree as follows:
ARTICLE 1. PURCHASE AND SALE
1.1.    Purchase and Sale. Seller agrees at Closing (as defined herein), to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller all right, title and interest in and to certain assets of Seller related to the Facility (collectively, the “Assets”), as set forth below, but expressly excluding the “Excluded Assets” (as defined in Section 1.2 below):
(1)    All right, title and interest, in and to all of the land and real estate owned by Seller and used in connection with the Facility as described on Exhibit 1.1(1) attached hereto and in and to all structures, improvements, fixed assets and fixtures including fixed machinery and fixed equipment situated thereon or forming a part thereof (collectively, the “Real Estate”), together with all appurtenances, easements and rights-of-way related thereto;
(2)    All tangible personal property, medical and other equipment, machinery, data processing and computer hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property and located at the Facility (collectively, the “Equipment and Furnishings”);
(3)    All inventory of goods and supplies used or maintained in connection with the Facility including food, cleaning materials, disposables, linens, consumables, office supplies, and medical supplies (collectively, the “Inventory”);
(4)    All personnel, resident/occupant and other records related to the Facility (including hard, electronic and microfiche copies) and all manuals, books and records used in operating the Facility including, without limitation, personnel policies and files and manuals, accounting records, and computer files;
(5)    To the extent transferable, all licenses, permits, registrations, certificates, accreditations and approvals necessary to operate the Facility;
(6)    All plans and surveys, including “as-built” plans, those relating to utilities, easements and roads, and plats, specifications, engineers’ drawings, architectural renderings and similar items in Seller’s possession;
(7)    All goodwill and, to the extent assignable by Seller, all warranties (express or implied) and, except as otherwise excluded hereinbelow, rights and claims related to the Assets or the operation of the Facility, including the “Barren County Health Care Center” name;
(8)    All resident escrows and deposits of any prepaid rent or any other fees paid by Facility residents related to the Facility (the “Deposits”), as set forth on Exhibit 1.1(8) attached hereto;
(9)    The Assumed Contracts, as defined in Section 3.9, and as set forth on Exhibit 3.9 attached hereto;
(10)    all other properties and assets of every kind, character and description, tangible or intangible, owned by Seller and used in connection with the Facility, whether or not similar to the items specifically set forth above;
(11)    Seller’s Medicare provider number; and
(12)    All interests in the admissions agreements with residents of the Facilities (“Admission Agreements”).
1.2.    Excluded Assets. Seller is not selling and Buyer is not purchasing or assuming obligations with respect to the following (collectively, the “Excluded Assets”):
(1)    Seller’s corporate and fiscal records and other records that Seller is required by law to retain in its possession and that are not included in Section 1.1(4) above;
(2)    All accounts not included in Section 1.1(8) above, notes and other receivables, specifically including but not limited to, promissory notes from residents and accounts receivable for services provided to residents at the Facility prior to the Closing, including those from non-governmental third party payors and those from governmental third-party, including Medicare and Medicaid;
(3)    All cash, cash equivalents, cash deposits and escrows, bank accounts, money market accounts, other accounts, certificates of deposit and other investments of Seller other than the Facility’s petty cash;
(4)    Seller’s provider agreements with Medicaid or any other state governmental payor program and any corresponding provider numbers;
(5)    All Contracts not included in the Assumed Contracts;
(6)    Seller’s provider agreements with Medicaid or any other state governmental payor program and any corresponding provider numbers;
(7)    Rights to settlements and retroactive adjustments, if any, whether arising under a cost report of Seller or otherwise, for cost reporting periods ending on or before the Closing Date, whether open or closed, arising from or against the United States government under the terms of the Medicare program or the TRICARE, formerly Civilian Health and Medical Program of the Uniformed Services (“CHAMPUS”), or against the State of Kentucky under the Medicaid program, and against any third party payor programs which settle upon a basis other than an individual claims basis;
(8)    All inventory and prepaid expenses disposed of or exhausted prior to the Closing in the ordinary course of business;
(9)    Any records related solely to Excluded Assets or Excluded Liabilities;
(10)    Any records which Seller is required by law to retain in its possession;
(11)    Any proprietary information of Seller, including without limitation that information contained in Seller’s employee or operations manuals, Seller’s third-party reimbursement systems and manuals and all information that does not pertain to the continuing operations of the Facility;
(12)    Claims against third parties related to the operation of the Facility prior to the Closing;
(13)    Rights to tax refunds or claims related to the Seller, the Facility or the Assets for the periods ending prior to Closing;
(14)    Computer software and programs which are licensed from third party providers and/or are proprietary to Seller, including but not limited to, PointClickCare and other billing programs;
(15)    Any reimbursement from Medicaid and Medicare as a result of any loss by Seller on the disposal of the Assets for purposes of Medicaid and Medicare reimbursement;
(16)    Subject to Sections 5.5 and 5.6, rights to insurance proceeds or the equivalent relative to the Assets; and
(17)    Any other items listed on Exhibit 1.2 attached hereto.
1.3.    Disclaimer of Warranties. Except as expressly set forth in Article 3 hereof, the Assets will be transferred to Buyer and Buyer agrees to accept said Assets and their condition as of the date of Closing “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”, “WITH NO WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES REGARDING HABITABILITY, FITNESS FOR HABITATION OR CONDITION, WITH RESPECT TO LAND, BUILDINGS AND IMPROVEMENTS, AND WITH NO WARRANTIES, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE MACHINERY, EQUIPMENT AND INVENTORY, AND SUPPLIES, ANY AND ALL OF WHICH WARRANTIES (BOTH EXPRESS AND IMPLIED) SELLER HEREBY DISCLAIMS.
1.4.    Assumed Contracts and Liabilities.
(1)    At Closing, Buyer will assume and agree to pay or perform, as the case may be, those obligations of Seller (i) arising after Closing under the Assumed Contracts and (ii) arising from all accrued vacation, sick leave and paid time off (vested and unvested) for Employees (as defined in Section 3.13) who are hired by Buyer or Buyer’s agent at Closing, to the extent that Buyer receives a credit for such liabilities against the Purchase Price (as defined in Section 2.1 below) (herein, the “Employee Obligations”) (items (i) and (ii) are collectively, the “Assumed Liabilities”).
(2)    Except for the Assumed Liabilities, Buyer shall not assume, and shall not be liable for, any debt, liability or obligation of Seller of any type or description whatsoever, whether related or unrelated to the Assets, the Facility or the transactions contemplated within this Agreement and Seller shall remain liable and responsible for the payment or performance, as the case may be, of all such debts, liabilities and obligations.
1.5.    Excluded Liabilities. Without limiting the foregoing, Seller shall remain responsible for all debts, liabilities and obligations not expressly assumed by Buyer (collectively, the “Excluded Liabilities”), including but not limited to the following:
(1)    All obligations pursuant to or related to any loan or debt obligations;
(2)    Liabilities, indebtedness, commitments or obligations and responsibilities of any kind whatsoever (other than the Assumed Liabilities) of Seller arising from operations of the Facility relating to the time prior to Closing;
(3)    All liabilities and commitments relating to the time periods through Closing for income tax and other taxes; all employee (and former employee) wages, salaries and benefits (unless specifically referred to in Section 1.3(1)),
(4)    any liability of the Seller arising out of the injury to or death of any person, or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from or related to services provided by the Seller, to the extent any of such liabilities arose on or prior to the Closing; and
(5)    amounts owed by Seller to any third party payors, including Medicare and Medicaid, for the periods through Closing as a result of any settlement or other adjustment process used by such third party payors, including cost reports filed or to be filed.
ARTICLE 2.     PURCHASE PRICE; ALLOCATIONS;
ACCOUNTS RECEIVABLE AND RESIDENT FUNDS
2.1.    Purchase Price.
(18)    The purchase price payable by Buyer to Seller for the Assets shall be Seven Million and No/100 Dollars ($7,000,000.00) (the “Purchase Price”) minus an amount equal to One Hundred Fifty Thousand Dollars ($150,000.00) (the “Escrow Holdback”), which shall be paid to First Tennessee Bank, N.A. (the “Escrow Agent”) and held in accordance with the Escrow Agreement (herein so called) in the form attached as Exhibit A. The Purchase Price, plus or minus credits and prorations as set forth in this Agreement, shall be payable at Closing by wire transfer to an account designated by Seller of immediately available, same day funds. For purposes of determining the credit given to Buyer at Closing for assuming the Employee Obligations, the amount of Employee Obligations assumed by Buyer shall be estimated in good faith by the parties at Closing, subject to a final adjustment in accordance with Section 2.2 in the event of any variation in the amounts estimated at Closing and the actual amount of Employee Obligations assumed by Buyer.
(19)    Upon execution of this Agreement, Buyer shall deliver to a nationally recognized title insurance company reasonably acceptable to Buyer (the “Title Company”), as escrow agent (the “Escrow Agent”), the sum of Fifty Thousand and No/100 Dollars ($50,000.00) as a deposit (the “Earnest Money Deposit”), which shall be held in an escrow account and paid by Title Company in accordance with this Agreement. All interest accrued on the Earnest Money Deposit shall be added to and become a part of the Earnest Money Deposit. If Closing occurs, at the Closing the Escrow Agent shall release the Earnest Money Deposit and any accrued interest to Seller to be applied in partial satisfaction of the Purchase Price. If the Agreement is terminated pursuant to Section 6.2(1)(b), the Escrow Agent shall release the Earnest Money Deposit and any accrued interest to Seller. If the Agreement is terminated for any other reason, the Escrow Agent shall release the Earnest Money Deposit and any accrued interest to Buyer.
2.2.    Apportionable Income and Expenses. All income and expense attributable to the operation of the Facility (measured on an accrual basis) through 11:59 p.m. on the day preceding the Closing Date shall be for the account of Seller. Thereafter, such income and expense shall be for the account of Buyer. All apportionable items of operating income and expense applicable to any periods commencing before Closing and continuing after Closing shall be prorated between Seller and, to the extent they are included within the Assumed Liabilities, Buyer. Apportionable operating income and expenses shall include, but shall not be limited to, such items as prepaid income, power and utility charges, personal property taxes, real estate taxes and rents. Buyer will be responsible for any and all sales taxes incurred as a result of this transaction.
If final prorations cannot be made at Closing for any item being prorated under this Section 2.2, Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available and applicable reconciliation have been completed, with final adjustment to be made as soon as reasonably possible after the Closing (but in no event later than ninety (90) days after the Closing, except that adjustments arising from any tax protest shall not be subject to such ninety (90) day limitation, but shall be made as soon as reasonably possible), to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due no later than ninety (90) days after the Closing, except that adjustments arising from any tax protest shall not be subject to such 90-day limitation, but shall be made as soon as reasonably possible. Seller shall have reasonable access to, and the right to inspect and audit, Buyer’s books to confirm the final prorations for a period of one (1) year after the Closing. To the extent invoices or bills for the current real estate tax year are not yet issued, the parties shall prorate such taxes on the basis of the most recent tax year and will adjust such proration within five (5) business days after Seller or Buyer receive the real estate tax invoice for the current tax year.
2.3.    Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth in Exhibit 2.3 attached hereto (the “Allocation”). The parties to this Agreement agree that the Allocation shall be used by them for all purposes including tax, reimbursement and other purposes. Each party to this Agreement agrees that it will report the transaction completed pursuant to this Agreement in accordance with the Allocation, including any report made under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and that no party will take a position inconsistent with the Allocation except with the prior written consent of the other parties hereto.
2.4.    Accounts Receivable.
(6)    Seller is not selling, and shall retain all right, title and interest in and to all unpaid accounts receivable with respect to the Facility which relate to the period prior to the Closing Date, including, but not limited to, any accounts receivable arising from rate adjustments which relate to the period prior to the Closing Date even if such adjustments occur after the Closing Date (“Seller’s A/R”). Buyer (i) shall not interfere with any of Seller’s rights with respect to the Seller’s A/R, including but not limited to, the right to collect the same and to enforce any and all of Seller’s rights with respect to Seller’s A/R; provided the Seller shall not initiate any litigation for collections against parties who continue to be residents of the Facility after Closing without Buyer’s consent, with the exception of Seller enforcing any promissory notes signed by, or for the benefit of, residents in favor of Seller for amounts due for services rendered prior to Closing, and (ii) agrees that if it receives any proceeds with respect to the Seller’s A/R, Buyer will hold such proceeds in trust for Seller and shall promptly turn over those proceeds to Seller without demand, in the form received.
(7)    Within thirty (30) days following the Closing Date, Seller shall provide Buyer with a schedule setting forth by patient its outstanding accounts receivable with respect to the Facility as of the Closing Date.
(8)    In furtherance and not in limitation of the requirements set forth in Section 2.4, payments received by Buyer from and after the Closing Date from third party payors, including but not limited to Medicare, Medicaid, managed care and health insurance, shall be handled as follows:
(a)    If such payments specifically indicate on the accompanying remittance advice, or the parties otherwise agree, that they relate to the period prior to the Closing Date, the payments (if received by Buyer) shall be forwarded to Seller by Buyer, along with the applicable remittance advice, promptly, but in no event more than five (5) business days, after receipt thereof;
(b)    If such payments indicate on the accompanying remittance advice, or the parties otherwise agree, that they relate to the period on or after the Closing Date, they shall be retained by Buyer if received by Buyer, and paid to Buyer promptly but in no event later than five (5) business days, if received by Seller; and
(c)    If the period(s) for which such payments are made is not indicated on the accompanying remittance advice, and the parties are unable to agree as to the periods for which such payments relate, the parties shall assume that each payment received within ninety (90) days after the Closing Date relates to the oldest outstanding unpaid receivables for reimbursement and, based on such assumption, the portion thereof which relates to the period on and after the Closing Date shall be retained by Buyer and the balance shall be remitted to Seller promptly, but in no event more than five (5) business days, after receipt thereof. After said ninety (90) day period, such payments which fail to designate the period to which they relate shall be first applied to current balances with any excess applied to reduce pre-Closing balances and, based on such assumption, the portion thereof which relates to the post-Closing period shall be retained by or promptly (within five (5) business days) remitted to Buyer and the balance shall be retained by or promptly (within five (5) business days) remitted to Seller.
(9)    Any payments received within ninety (90) days after the Closing Date from or on behalf of private pay patients with outstanding balances as of the Closing Date which fail to designate the period to which they relate, will first be applied to reduce the patients’ pre-Closing Date balances owed to Seller, with any excess applied to reduce any balances due for services rendered by Buyer after the Closing Date, except, however, those amounts due and paid on any promissory note executed by any resident in favor of Seller for services rendered prior to Closing, which shall be paid to Seller under the terms of said note.
(10)    In the event the parties mutually determine that they misapplied any payment hereunder, or any remittance was made to the wrong party, the party that erroneously received the payment shall remit it to the other party promptly, but in no event more than five (5) business days, after the determination of misapplication is made. For a period of one (1) year after the Closing, Buyer and Seller shall, upon reasonable notice and during normal business hours and at reasonable intervals, have the right to inspect all cash receipts of the other respective party in order to confirm the other party’s compliance with the obligations imposed on it under this Section 2.4.
(11)    The obligations of the parties to forward the accounts receivable payments pursuant to this Section 2.4 are absolute and unconditional and irrespective of any circumstances whatsoever which might constitute a legal or equitable discharge, offset, counterclaim or defense of the parties, the right to assert any of which is hereby waived.
2.5.    Transfer of Resident Trust Funds.
(1)    Upon execution of this Agreement, Seller shall prepare and deliver to Buyer a current true, correct, and complete accounting and inventory (properly reconciled) of any resident trust funds and residents’ property held by Seller in trust for residents at the Facility (collectively the “Resident Trust Funds”). Not less than ten (10) days prior to Closing, Seller shall prepare and deliver to Buyer an updated true, correct and complete accounting and inventory (properly reconciled as of the previous month-end) of the Resident Trust Funds.
(2)    As of the Closing Date, Seller hereby agrees to transfer to Buyer the Resident Trust Funds and Buyer hereby agrees that it will accept such Resident Trust Funds in trust for the residents/responsible parties and be solely accountable to the residents/responsible parties for such Resident Trust Funds in accordance with the terms of this Agreement and applicable statutory and regulatory requirements.
(3)    Within five (5) days after the Closing Date, Seller shall prepare a final reconciliation comparing the actual Resident Trust Fund balance on the Closing Date to the amount of the Resident Trust Funds transferred to Buyer at the Closing and to the extent the former exceeds the latter, Seller shall remit such excess to Buyer or to the extent the latter exceeds the former, Buyer shall remit such excess to Seller.
(4)    Seller shall have no responsibility to the applicable resident/responsible party and regulatory authorities with respect to any Resident Trust Funds delivered to Buyer, and Buyer will hold Seller harmless for same.
ARTICLE 3.    REPRESENTATIONS AND WARRANTIES OF SELLER
As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller hereby represents and warrants to Buyer and its permitted assignees, which representations and warranties shall be true and correct on the date hereof and as of the date of Closing, as follows:
3.1.    Organization, Qualification and Authority. Seller is a corporation organized, validly existing and in good standing in the Commonwealth of Kentucky. Seller has full power and authority to own and operate the Facility and its Assets as presently owned and operated and to carry on its business as it is now being conducted. Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Seller hereby. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller, have been duly authorized by all necessary action on the part of Seller and Seller has provided Buyer certified copies of resolutions or consents of Seller evidencing such authorizations. Except as set forth on Exhibit 3.1-A, no other action, consent or approval on the part of Seller or any other person or entity is necessary to authorize Seller’s due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. The Shareholders are, collectively, the holders of all outstanding equity ownership of any kind of the Company, and their respective ownership is set forth on Exhibit 3.1-B. This Agreement and all other agreements and documents executed in connection herewith by Seller, upon execution and delivery thereof, constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms.
3.2.    Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Seller will not constitute a material violation of, or be in conflict with, and will not, with or without the giving of notice or the passage of time, or both, result in a material breach of, constitute a material default under, or create or cause the acceleration of the maturity of any material debt, indenture, obligation or liability affecting the Assets or the Facility pursuant to, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets under: (1) any term or provision of the governing documents of Seller; (2) any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Seller is a party or by which Seller and/or the Assets are bound; (3) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (4) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Seller and/or the Assets are subject.
3.3.    Financial Statements. Attached hereto as Exhibit 3.3 are true and correct copies of the unaudited balance sheets for the Facility as of the fiscal years ending September 30, 2012 and 2013, and unaudited income statements for the fiscal years then ending, and the interim unaudited balance sheet and income statement of the Facility for the one (1) month period ended October 31, 2014 (collectively, the “Financial Statements”). The Financial Statements are based on the books and records of Seller and present fairly and accurately the financial position of the Facility as of the periods specified, the results of its operation, and all costs and expenses for the periods specified. The Financial Statements are true, complete and correct and contain no untrue or misleading statements and do not omit anything which would cause them to be misleading or inaccurate in any respect. The Financial Statements have been prepared in compliance with generally accepted accounting principles on an accrual basis, except that they (a) are subject to year-end audit adjustments, (b) do not contain footnotes, (c) were prepared without physical inventories, (d) are not restated for subsequent events, (e) may not contain a statement of construction in process, and (f) may not fully reflect the following liabilities: (i) liabilities payable in connection with workers’ compensation claims, (ii) liabilities payable to any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) maintained by Seller or its affiliates on account of Seller’s employees, (iii) federal, state and local income or franchise taxes and (iv) bonuses payable to certain employees.
3.4.    Operations Since June 30, 2014. To the knowledge of Seller, since June 30, 2014, there has been no:
(5)    Material change in the condition, financial or otherwise, of Seller, the Facility or the Assets that has, or could reasonably be expected to have, a material adverse effect on any of the Assets, the Facility or future prospects of the Facility, or the results of the operations of Seller;
(6)    Uninsured loss, damage or destruction in excess of $10,000.00 of or to any of the Assets;
(7)    Sale, lease, transfer or other disposition by Seller of, or mortgages or pledges of or the imposition of any lien or encumbrance on, any portion of the Assets;
(8)    Material increase in the compensation payable by Seller to any of its employees other than those made in the ordinary course of business, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements;
(9)    Strike, work stoppage or other labor dispute at the Facility;
(10)    Material amendment to or change in the terms of any of the Assumed Contracts or termination, waiver or cancellation of any rights or claims of Seller thereunder;
(11)    Assumption or creation of any liability outside of Seller’s ordinary course of business in excess of $10,000.00; or
(12)    Institution or settlement of any litigation, action or proceeding before any court or governmental body relating to Seller, the Facility or the Assets, except as set forth on Exhibit 3.4(8) attached hereto.
3.5.    Employment Discrimination. Except as disclosed in Exhibit 3.5 attached hereto, no person or party (including, without limitation, any governmental agency) has asserted, or to Seller’s knowledge, threatened to assert, any claim for any action or proceeding against Seller (or any officer, director, employee, agent or member of Seller) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act and the Family and Medical Leave Act, and Seller has no knowledge of any acts or omissions which could give rise to any such claims.
3.6.    Licenses and Permits. The Facility has all licenses, permits, registrations, certificates and accreditations (collectively, the “Licenses and Permits”) necessary for Seller to occupy and operate the Facility as a skilled nursing and rehabilitation facility. There is no material default under any of the Licenses and Permits, nor does Seller know of any grounds for revocation, suspension or limitation of any of the Licenses or Permits. No written or verbal notices have been received by Seller with respect to any pending or, to Seller’s knowledge, threatened or pending revocation, termination, suspension or limitation of any of the Licenses and Permits.
3.7.    Compliance with Zoning, Land Use and Other Laws. None of the Real Estate is in violation, in any material respects, of any zoning, public health, building code or other similar law applicable thereto or to the ownership, occupancy and/or operation thereof, or there exist applicable variances, conditional use permits, waivers or exemptions relating to the Real Estate with respect to any non-conforming use or other zoning or building codes matters. To Seller’s knowledge, the consummation of the transactions contemplated herein will not result in the termination of any applicable zoning variance, conditional use permit, waiver or exemption relating to the Real Estate with respect to any such non-conforming use or other zoning, land use or building codes matters. There are no conditions, restrictions, ordinances or other limitations that would make the Real Estate unusable for its current use or materially restrict or impair its current use.
3.8.    Title to Assets.
(1)    Seller is the sole legal and beneficial owner of, or has the exclusive, unrestricted right and authority to use and transfer to Buyer, the personal property included in the Assets, free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of refusal, restrictions, reservations, defects in the title, encroachments and other encumbrances. The Inventory and Equipment and Furnishings are: (i) in good repair and good operating condition, ordinary wear and tear excepted; (ii) suitable for immediate use in the ordinary course of business; and (iii) to Seller’s knowledge, free from latent and patent defects. No item of Inventory or Equipment and Furnishings is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. All Inventory and Equipment and Furnishings are in the possession or control of Seller.
(2)    The descriptions of the Real Estate contained in Exhibit 1.1(1) hereto include all real property owned by Seller in connection with the Facility. At Closing, Seller will be the sole and exclusive holder of all right, title and interest in the Real Estate and at Closing will convey to Buyer good and marketable title, free and clear of all mortgages and liens, subject to (i) any lien to secure the payment of real estate taxes, including special assessments, not delinquent, (ii) all applicable laws, ordinances, rules and governmental regulations affecting the use and occupancy of the Real Estate, (iii) easements, restrictions and other matters applicable to the Real Estate that do not hinder, interfere with or prohibit the use and occupancy of the Real Estate as a skilled nursing facility, and (iv) matters shown by the Existing Title Work deemed to be Permitted Exceptions under Section 3.8(2) hereof and those additional matters described on Exhibit 3.8(2) attached hereto (the “Permitted Exceptions”). Seller has, and will at Closing have, the full right and authority to transfer and convey the Real Estate to Buyer (or an affiliate of Buyer) as contemplated by the terms of this Agreement, and to vest in Buyer good, marketable and fee simple title and the lawful right to possess and use the Real Estate.
(3)    No other person or entity owns any interest in any of the Assets.
3.9.    Contracts.
(1)    Exhibit 3.9 attached hereto sets forth a complete and accurate list of all contracts, agreements, purchase orders, and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to the Facility or any Asset to which either Seller is a party or by which Seller, the Assets or the Facility is bound or affected, including, without limitation, service contracts, management agreements and equipment leases (collectively, the “Contracts”). At least five (5) business days after the end of the date of the execution of this Agreement, Buyer shall notify Seller of which Contracts it intends to assume, and such Contracts shall hereinafter be the “Assumed Contracts”; provided, however that any Contracts not included in the Assumed Contracts shall be retained by Seller. Neither the Facility nor any of the Assets are subject to any leases, subleases or options to purchase or sell.
(2)    None of the Contracts have been modified, amended, assigned, transferred or subordinated except as described on Exhibit 3.9 and each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms.
(3)    To Seller’s knowledge, no event or condition has happened or presently exists that (i) constitutes a default or breach by Seller or against any other party thereto, or (ii) after notice or lapse of time or both, would constitute a default or breach by Seller or against any other party thereto, under any of the Assumed Contracts. To Seller’s knowledge, there are no counterclaims or offsets under any of the Assumed Contracts.
3.10.    Environmental Matters.
(1)    Hazardous Substances. As used in this Section, the term “Hazardous Substances” means any hazardous or toxic substance, medical or biologic material or waste or other material or waste including, but not limited to, those substances, materials, and wastes defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as defined herein), or any hydrocarbons, petroleum, petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances, flammables or explosives.
(2)    Compliance with Laws and Regulations. All operations, use or occupancy of the Real Estate, or any portion thereof, by Seller and any agent, contractor or employee of any agent or contractor of Seller (collectively, “Agents”), or any tenant or subtenant of Seller of any part of the Real Estate, have been in compliance in all material respects with any and all federal, state or local laws, statutes, regulations, orders, codes, judicial decisions, decrees, licenses, permits and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, “Environmental Law”) including, but not limited to, the release, emission, discharge, storage and removal of Hazardous Substances. Seller, its affiliates and Agents have kept the Real Estate free of any lien imposed pursuant to Environmental Law.
(3)    No Investigation or Inquiry. Seller: (i) has not either received or been issued a notice, demand, request for information, citation, summons or complaint regarding an alleged failure to comply with Environmental Law; or (ii) is not subject to any existing, pending, or, to Seller’s knowledge, threatened investigation or inquiry by any governmental authority for failure to comply with, or any remedial obligations under, Environmental Law, and there are no circumstances known to Seller which could serve as a basis therefor. Seller has not assumed any liability of any third party for clean up under, or noncompliance with, Environmental Law.
(4)    No Disposal, Discharge or Release. Seller has not disposed of, discharged or released any Hazardous Substances on, in, under or upon, or from the Real Estate, except for uses and temporary storage of Hazardous Substances reasonably necessary to the customary operation of a skilled nursing facility in compliance with applicable Environmental Laws.
(5)    OSHA. To Seller’s knowledge there is no asbestos located in or on the Facility.
Seller shall promptly notify Buyer in writing of any order of which either is aware, receipt of any notice of violation or noncompliance with any Environmental Law, any threatened or pending action of which either is aware by any regulatory agency or governmental authority, or any claims made by any third party of which it is aware relating to Hazardous Substances on, emanations on or from, releases on or from, the Real Estate; and shall promptly furnish Buyer with copies of any written correspondence, notices or legal pleadings and written summaries of any oral communications or notices in connection therewith.
3.11.    Condemnation. No part of the Real Estate is currently subject to condemnation proceedings and, to Seller’s knowledge, no condemnation or taking is threatened or contemplated. To Seller’s knowledge, no part of the Real Estate is subject to any pending or threatened plans to modify or realign any street or highway that would result in the taking of all or any part of any adjacent street or highway that would adversely affect the current use of the Real Estate.
3.12.    Litigation. Seller has received no notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. There are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to Seller’s knowledge, threatened involving Seller, any of the Assets or the Facility and Seller knows of no basis therefor. A list of each lawsuit, administrative proceeding, governmental investigation, arbitration or other action commenced against Seller or involving the Real Estate or Assets commenced or pending during the past five (5) years is set forth on Exhibit 3.12 attached hereto. Seller is not a party to nor otherwise bound by any order, judgment, injunction, decree or settlement agreement under which it may have continuing obligations as of the date hereof.
3.13.    Seller’s Employees. Exhibit 3.13 attached hereto sets forth: (1) a complete list of all of Seller’s employees at the Facility, including all employees on leave of absence, including but not limited to leaves arising from injury or workers compensation claims, Family and Medical Leave Act, or similar basis, (collectively, the “Employees”) and rates of pay; (2) categorization of each such person as a full-time or part-time employee of Seller; (3) the employment dates and job titles of each such person; and (4) true and complete copies of any and all fringe benefits and personnel policies. For purposes of this Section, “part-time employee” means an employee who is employed for an average of fewer than twenty (20) hours per week or who has been employed for fewer than six (6) of the twelve (12) months preceding the date on which notice is required pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2102 et seq. Seller has no employment agreements with the Employees and all such Employees are employed on an “at will” basis. Seller will terminate all of the Employees at Closing. The parties expressly agree that Seller shall retain responsibility for and timely pay all salaries and wages, related payroll taxes and all retention bonuses, retirement and other fringe benefits that have accrued to the Employees through Closing; provided that Buyer shall assume accrued vacation and paid time off obligations (vested and unvested) pursuant to Section 1.3(1) above. No officer, director, agent or managing employee (as that term is defined in 42 U.S.C. § 1320a-5(b)) of the Seller has been (i) excluded from participating in the Programs (as defined in Section 3.23 below), (ii) subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8, (iii) convicted of, a criminal offense under the Anti-Kickback Statute (42 U.S.C. § 1320a-7b) or (iv) charged with or, to the Seller’s knowledge, investigated, for any violation of laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of any investigation, or controlled substances.
3.14.    Labor Relations. Seller is not a party to any labor contract, collective bargaining agreement, contract, Letter of Understanding, or any other arrangement, with any labor union or organization which obligates such Seller to compensate its employees at prevailing rates or union scale nor are any of its employees represented by any labor union or organization. To Seller’s knowledge, there is no pending or threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Seller and any present or former employee(s) of Seller.
3.15.    Insurance. A complete list of all insurance policies held by Seller with respect to the Facility is set forth on Exhibit 3.15 attached hereto. True and complete copies of such policies have previously been provided to Buyer. Exhibit 3.15 also sets forth a summary of Seller’s current insurance coverage (listing type, carrier and limits), and includes a list of any pending insurance claims relating to Seller. Seller is not in default or breach with respect to any provision of any such insurance policies nor has Seller failed to give any notice or to present any claim thereunder in due and timely fashion. In the event Seller’s professional and general liability insurance is written on a claims made basis, Seller shall purchase or provide continuing coverage, otherwise known as an Extended Reporting Endorsement or “tail” coverage, for the mutual benefit of both Buyer and Seller, with minimum limits of no less than $1 million per occurrence and $3 million in the annual aggregate. Such required liability coverage will remain in force for a minimum of two (2) years from the date of Closing. In the event any of such aggregate liability insurance limits are eroded during the two (2) year period when such insurance is required to be maintained, Seller agrees to reinstate such limits at the beginning of each year during the two (2) year period. Seller further agrees to add Buyer as an Additional Insured to any of its required liability coverage.
3.16.    Broker’s or Finder’s Fee. Neither Seller nor Buyer has employed and neither is liable for the payment of any fee to any finder, broker, consultant or similar person in connection with the transactions contemplated by this Agreement.
3.17.    Motor Vehicles. No motor vehicles are including in the Assets.
3.18.    Employee Benefit Plans.
(1)    Welfare Benefit Plans. Exhibit 3.18(1) attached hereto contains a true, accurate and complete list of each “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”)) maintained by Seller or to which Seller contributes or is required to contribute (such employee welfare benefit plans being hereinafter collectively referred to as the “Welfare Benefit Plans”). Complete and accurate copies of all Welfare Benefit Plans have previously been provided to Buyer.
(2)    Pension Benefit Plans. Exhibit 3.18(2) attached hereto contains a true and complete list of each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained by Seller, to which Seller contributes or is required to contribute, or which covered any employee of Seller during the period of their employment with any predecessor of Seller, including any multi-employer pension plan as defined under Section 414(f) of the Code (such employee pension benefit plans being hereinafter collectively referred to as the “Pension Benefit Plans”). Complete and accurate copies of all Pension Benefit Plans have previously been provided to Buyer.
(3)    Liabilities. There are no unfunded liabilities under any Welfare Benefit Plans or Pension Benefit Plans. Buyer shall not be liable or responsible for any debt, obligation, responsibility or liability of Seller under any such plans. Seller shall be liable under its Welfare Benefit Plans and Pension Benefit Plans for all claims due and unpaid at Closing and for all claims incurred before Closing, whether or not paid or presented before Closing.
(4)    COBRA Coverage. Seller has provided or caused to be provided notice of the availability of continuation coverage within the meaning of Section 4980B of the Code (“COBRA coverage”) for all of either present and former employees and their dependents entitled to such notice because of a qualifying event occurring before Closing, and for providing COBRA coverage as required by law for all such employees, or their dependents, who elect or have elected such coverage. As of the day after Closing, Buyer agrees to have in place its health insurance program providing benefits substantially equivalent to those of the Seller; provided that Seller acknowledges that Buyer will not continue Seller’s employer funding program.
3.19.    Compliance with Laws. Seller has received no written or, to Seller’s knowledge, verbal notices of non-compliance with any laws, rules and regulations applicable to the Assets or Facility. To Seller’s knowledge, Seller is in compliance with all federal, state and local laws, rules and regulations which relate to the operations of the Facility.
3.20.    WARN Act. Within the period ninety (90) days prior to Closing, Seller has not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN.
3.21.    Tax Returns; Taxes. Seller is current with its filings of required federal, state and local tax returns and tax reports and will continue to keep current on its required filings. To Seller’s knowledge, there is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the knowledge of Seller, threatened against Seller by any federal, state or local authority. All tax returns are (and with respect to the final returns will be) at the time of filing complete and accurate and in accordance with the tax laws applicable thereto and disclose all taxes required to be paid for the periods covered thereby. Seller has not committed any material violation of any federal, state or local tax laws. Proper amounts have been collected or withheld by Seller for all income, franchise, property, sales, employment or other taxes payable or anticipated to be payable and for the payment of all other taxes (including without limitation all employment, sales or use taxes). Proper amounts have been withheld or collected from each payment made or to be made to each employee of Seller for all taxes required to be withheld therefrom.
3.22.    Deposits. The Deposits currently held by Seller are listed on Exhibit 3.22 attached hereto. All funds held with respect to such Deposits are in balance and will be in balance at Closing. Exhibit 3.22 will be updated to Closing by Seller for purposes of crediting any additional Deposits to Buyer’s account.
3.23.    Medicaid. In connection with the Facility, Seller participates in the Medicaid Program (the “Program”) under valid Medicaid contracts and reimbursement agreements (collectively, the “Program Agreements”). Seller is in compliance, in all material respects, with rules and policies respecting the Program, including all certification, billing, reimbursement and documentation requirements, and there is no threatened or pending revocation, suspension, termination, probation, restriction, limitation or non-renewal affecting any of Seller’s Program Agreements or third-party payor contracts.
3.24.    Accreditation; Survey Reports. Seller has not received any written notice of material deficiency from The Joint Commission or any other crediting organization with respect to the Facility’s current accreditation period that require any material action or response by the Seller that have not been corrected or otherwise remedied. Seller has made available to Buyer a true and complete copy of (i) Facility’s most recent Joint Commission or other accreditation survey report and deficiency list, if any and (ii) Facility’s (A) most recent Statement and Deficiencies and Plan of Correction on Form HCFA-2567, (B) most recent state licensing report and list of deficiencies, if any, and (C) the most recent fire marshal’s survey and deficiency list, if any, and the corresponding plans of correction or other responses.
3.25.    Intellectual Property. Seller is the sole and exclusive owner of all of Seller’s right, title and interest in and to all of the Intellectual Property Assets (defined below). “Intellectual Property Assets” means all trade secrets, names, assumed names, registered or unregistered trade names, patents, inventions or discoveries that may be patentable, registered or unregistered trademarks, registered or unregistered service marks, registered or unregistered copyrights, registered or unregistered brands, applications for any of the foregoing, and proprietary rights in internet web sites and internet domain names, as owned, used or licensed by Seller in connection with the Facility. Intellectual Property Assets shall not include any computer hardware or software. The Intellectual Property Assets owned by Seller have not been subject to any adverse claim, or challenged or to Seller’s knowledge, threatened in any way, and to Seller’s knowledge, do not infringe, misappropriate, violate or conflict with any patent, copyright, trademark, trade secret or any other intellectual property or proprietary right of any other person.
3.26.    Workers’ Compensation. Seller is in good standing and compliance, in all material respects, with coverage for workers’ compensation and unemployment compensation of the Commonwealth of Kentucky and all other jurisdictions in which Seller engages in business or has employees. Except as set forth on Exhibit 3.26, there are no outstanding or pending, and to the knowledge of Seller no threatened claims against Seller for workers’ compensation or unemployment compensation, and no workers’ compensation claims which can be reopened. Seller shall remain responsible for all workers’ compensation claims which arise out of any workplace injury occurring on or before the Closing Date.
3.27.    Residency Agreements; Admission Agreements. A true, correct and complete copy of the Facility’s standard form of residency agreement and/or admission agreement has been made available to Buyer and, except for agreements whose material terms are consistent with such standard residency agreement and/or admission agreement, there are no agreements or contracts between Seller and any Patient or resident of the Facility.
3.28.    Compliance with Medicare and Other Third Party Payor Programs. With respect to the federal Medicare programs and other third party payor programs:
(1)    The Facility is qualified as a provider of, and is in compliance, in all material respects, with all conditions for participation in Medicare.
(2)    Seller has timely filed all cost reports required to be filed in connection with Medicare, and has delivered to Buyer true, correct and complete copies of all such cost reports filed for each of the last three (3) completed fiscal years of Seller, together with all claims and adjustments asserted by the applicable governmental authority and any settlement thereof.
(3)    Except for reviews conducted by the applicable regulatory authorities in the ordinary course of business, Seller has not been notified of any validation review or program integrity review related to the Facility, and no such review has been conducted or is currently pending by any regulatory authority relating to Medicare.
(4)    Neither Seller nor, to the Seller’s knowledge any employee of Seller, has been convicted of or pleaded guilty or no contest to any criminal offense related to the operation of the Facility, and, to the knowledge of Seller, no person has committed any offense that could serve as the basis for suspension, restriction or exclusion of the Facility from Medicare.
(5)    Seller has not received written notice of any proceeding, and Seller has no knowledge or reason to believe that any proceeding has been recommended or is threatened by any applicable regulatory authority to investigate, revoke, limit, suspend or take any adverse action against Seller’s participation in Medicare.
3.29.    Intentionally omitted
3.30.    Absence of Certain Business Practices; Fraud and Abuse Matters. To Seller’s knowledge, no former or present partner, officer, employee or agent of Seller or persons who provide professional services under agreements with Seller, acting alone or together, has, directly or indirectly, overtly or covertly, (i) knowingly and willfully received any prohibited remuneration, rebates, payments, commissions, promotional allowances or any other prohibited gifts or benefits, from any customer, supplier, physician, health care employee, governmental employee or other person with whom Seller has done business directly or indirectly; (ii) knowingly and willfully given or agreed to give any prohibited remuneration, rebates, payments, commissions, promotional allowances, or any other prohibited gifts or benefits to any customer, supplier, physician, health care employee, governmental employee or other person who is or may be in a position to help or hinder the business of Seller (or Seller in connection with any actual or proposed transaction) or (iii) engaged in any activities that are prohibited, or are cause for civil penalties or permissive exclusion from Medicare or Medicaid, under Title 42 of the United States Code (“Title 42”) or Title 31 of the United States Code, or the regulations promulgated thereunder, that, in the case of any of clause (i), (ii) or (iii), (A) would subject Seller to any claims, liabilities or penalties in any civil, criminal or governmental investigation, litigation or proceeding brought by any regulatory authority, (B) if continued in the future, would have a material adverse effect or (C) are prohibited by any private accrediting organization from which the Facility seeks or has accreditation or by generally recognized professional standards of care or conduct, including without limitation the following activities:
(1)    knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;
(2)    knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;
(3)    presenting or causing to be presented a claim for reimbursement under Medicare, Medicaid or other federal or state health care program that is (i) for an item or service that the person presenting or causing to be presented knows or should know was not provided as claimed, (ii) for an item or service that the person presenting knows or should know that the claim is false or fraudulent or (iii) for an item or service that the person presenting knows or should know is not medically necessary;
(4)    knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact with respect to (i) the conditions or operations of the Facility in order that such Facility may qualify for Medicare, Medicaid or other federal or state health care program certification or (ii) information required to be provided under Section 1320a-7 of Title 42 or any regulations promulgated thereunder; or
(5)    currently is, or within the preceding five (5) years, been subject to any corporate integrity agreement with the Office of Inspector General, or any other type of oversight program that could cause the facility to incur obligations or liabilities or that could restrict, impair, limit, jeopardize, or suspend participation in the Medicare program.
3.31.    Undisclosed Liabilities. All material liabilities of Seller related to the Facility and the Business are identified on the Financial Statements, or the Schedules to this Agreement except for (a) liabilities reflected or reserved against in the financial statement balance sheets of Seller, (b) current liabilities incurred in the ordinary course of business of Seller, (c) expenses incurred by the Seller in connection with the transactions contemplated by this Agreement, or (d) contractual and similar liabilities incurred in the ordinary course of business consistent with past practice which are not required to be reflected on a balance sheet (including in the notes thereto) prepared in accordance with GAAP as historically applied by Seller, and Seller knows of no other material liabilities.
ARTICLE 4.    REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Seller, which representations and warranties shall be true and correct on the date hereof and on the date of Closing, as follows:
4.1.    Organization, Qualification and Authority. Buyer is a limited liability company duly organized under the laws of the State of Delaware, and qualified to do business under the laws of the Commonwealth of Kentucky. Buyer has the full power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary action on the part of Buyer. No other action on the part of Buyer or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms.
4.2.    Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets (except in the ordinary course pursuant to Buyer’s existing credit agreements) under: (1) any term or provision of the governing documents of Buyer; (2) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer is bound; (3) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (4) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.
4.3.    Broker’s or Finder’s Fee. Buyer has not employed and is not liable for the payment of any fee to any finder, broker, government official, consultant or similar person in connection with the transactions contemplated by this Agreement. Buyer shall indemnify and hold Seller harmless from any breach of this representation.
4.4.    Financing. As of the date of this Agreement, Buyer has received reasonable assurances from its primary lender that it will provide the financing necessary to effect the purchase of the Assets pursuant to the terms hereof.
ARTICLE 5.    COVENANTS OF PARTIES
5.1.    Inspection; Preservation of Facility and Assets. Buyer, its agents, employees, consultants and contractors (“Buyer Parties”), shall have the right to come onto the Real Estate and to have access to the Assets and the Facility from time to time for the purpose of conducting its due diligence investigation and review of the Assets and the Facility; provided, that any inspection, examination, test or study conducted by or on behalf of Buyer shall be solely at Buyer’s expense, shall be conducted at reasonable times and upon reasonable advance notice, and shall not interfere with the operation of the Facility by Seller. Seller shall have a right to have a representative present during any visits to or inspections of the Facility by Buyer Parties. From the date hereof through Closing, Seller shall use its best efforts and shall do or cause to be done all such acts and things as may be necessary to preserve, protect and maintain intact the operation of the Facility and Assets as a going concern consistent with prior practice and not other than in the ordinary course of business and to preserve, protect and maintain for Buyer the goodwill of the clinical staff, suppliers, employees, clientele, patients and others having business relations with the Facility. Seller shall use its best efforts to obtain all documents called for by this Agreement. Buyer and Seller shall use its best efforts to facilitate the consummation of the transactions contemplated under this Agreement. Until termination of this Agreement, Seller agrees that it will not sell or transfer, or negotiate the sale or transfer of, the Assets or the Facility. From the date hereof until Closing, Seller will not sell, discard or dispose of any of the Assets other than in the ordinary course of business. From the date hereof through Closing, Seller will not perform any material grading or excavation, construction or removal of any improvement, or make any other material change or improvement upon or about the Real Estate without the prior written consent of Buyer. From the date hereof through Closing, Seller and any party in possession of all or any part of the Assets will maintain and keep the Assets in a sanitary, well-maintained condition and in good order and repair.
5.2.    Absence of Material Change. From the date hereof through Closing, Seller shall not make any material change in the operations of the Facility or and in the utilization of the Assets and shall not enter into any other material contract or commitment or any other transaction with respect to the Facility or the Assets without the prior written consent of Buyer.
5.3.    WARN Act. Buyer shall be required to and shall employ such number of Seller’s employees at the Facility, and shall retain for a period of ninety (90) days following the Closing such number of Seller’s employees at the Facility, as shall be necessary to avoid any potential liability by Seller for a violation of the Workers Adjustment Retraining and Notification Act (the “WARN Act”) (or any similar law of the Commonwealth of Kentucky) attendant to Seller’s failure to notify such employees of a “mass layoff” or “plant closing” as defined in the WARN Act (or any similar law of the Commonwealth of Kentucky). For purposes of determining compliance by Buyer with the foregoing provisions, employees terminated by Seller at the Facilities during the period of ninety (90) days immediately prior to the Closing for other than cause, retirement or voluntary departure, shall be taken into consideration so long as Seller notifies Buyer of such terminations. Seller shall notify Buyer in writing regarding all employees terminated by Seller during said ninety (90) day period. In order to determine compliance with this Section 5.3, Buyer shall advise Seller in writing on or before five (5) days prior to the Closing of those employees of Seller that Buyer has elected not to employ. Nothing herein contained shall be deemed either to affect or to limit in any way the management prerogatives of Buyer with respect to employees, or to create or to grant to such employees any third party beneficiary rights or claims or causes of action of any kind or nature. The provisions of this Section 5.3 shall survive the closing of the transactions contemplated herein. Notwithstanding the foregoing Buyer shall be entitled to offer employment to therapists who work at the Facility and are employees of Seller or its affiliates, and Seller and/or its affiliates shall consent to such employment and shall release Buyer and its affiliates, and the affected employees, from any non-competition covenants or similar restrictions.
5.4.    Access to Books and Records.
(1)    From the date hereof through Closing, Seller shall give Buyer and Buyer’s counsel, accountants and other representatives full access to all of Seller’s offices, properties, books, contracts, commitments, records and affairs relating to the Assets or the Facility so that Buyer may inspect and audit them and shall furnish to Buyer a copy of all documents and information concerning the properties and affairs of Seller, the Facility or the Assets as Buyer may request. If any such books, records and materials are in the custody of third parties, Seller shall direct such third parties to promptly provide them to Buyer. Copies of documents furnished to Buyer by Seller will be returned by Buyer upon request if the transaction is not consummated. The Buyer and Seller currently have in place a Non-Disclosure Agreement, the terms of which are incorporated herein by reference, and all information exchanged related in any way to this transaction shall be subject to the terms of said Agreement. Seller shall provide Buyer promptly with interim financial statements of Seller and any other management reports, as and when they are available.
(2)    Following Closing, Buyer shall permit Seller’s representatives (including, without limitation, its counsel and auditors), during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the Facility which relate to transactions or events occurring through Closing. Buyer’s reasonable out-of-pocket costs associated with the delivery of the requested documents shall be paid by Seller.
(3)    Following Closing, Seller shall permit Buyer and its representatives (including, without limitation, its counsel and auditors), to have access to, and examine and make copies of, all books and records relating to the Facility or Assets, which books and records are retained by Seller and which relate to transactions or events occurring prior to Closing. For a period of five (5) years after Closing or such longer period as may be mandated by law, Seller agrees that, prior to the destruction or disposition of any such books or records, Seller shall provide not less than forty-five (45) days, nor more than ninety (90) days, prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents or records, it may do so by notifying Seller in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Seller shall not destroy such documents or records and the parties shall then promptly arrange for the delivery of such documents or records to Buyer, its successors or assigns. Seller’s reasonable out-of-pocket costs associated with the delivery of the requested documents or records shall be paid by Buyer.
(4)    For a period of eighteen (18) months following Closing, to the extent requested by Buyer in connection with (a) any audit of the financial statements of Seller relating to the Facility; (b) any separate presentation to be prepared by Buyer or any of its affiliates of the financial statements relating to the Facility (including, without limitation, any such separate presentation of the Facility as a “significant subsidiary” or a “Facility acquired” within the meaning of the accounting rules of the Securities Act and/or the Exchange Act (each as defined below), and/or the rules and regulations promulgated under either such act); or (c) any presentation to be prepared by Buyer or any of its affiliates of the pro forma effects of Buyer’s acquisition of the Facility, in each case, Seller shall, and shall cause its accountants to, (i) cooperate in the preparation of such financial statements or pro forma presentation, including, the execution and delivery of any management or other audit letters reasonably requested by Buyer’s auditors, and (ii) provide, or cause to be provided, any records or other information requested by Buyer or any of its affiliates in connection therewith, to the extent they are not included in the Assets, as well as access to, and the cooperation of, Seller’s accountants and work papers relating to financial statements of Seller, at the cost and expense of Buyer.
5.5.    Risk of Loss. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism, terrorism, act of God or other cause or casualty, damage or loss) between the date hereof and Closing, the Purchase Price shall be reduced by the amount necessary to repair the damage, which reduction shall be offset by any amounts paid by Seller’s insurance company and assigned to Buyer; provided, however, that in the event of a material casualty that affects the Facility and renders it unusable for its intended purposes, Buyer may elect to either: (i) terminate this Agreement in its entirety, without any further penalty or obligation and no remaining obligations of either party to the other; or (ii) complete the Closing on the terms stated herein, subject to the right to either receive all insurance proceeds, or obtain a reduction in the Purchase Price with regard to such insurance proceeds received by Seller.
5.6.    Condemnation. From the date hereof through Closing, in the event the Facility becomes subject to or is threatened with any condemnation or eminent domain proceedings that threatens to render the Facility unusable for its intended purposes then Buyer, in its sole discretion, may elect to terminate this Agreement in its entirety without obligation or penalty. In the event Buyer does not elect to terminate the Agreement, the transaction shall proceed towards Closing, provided that the Purchase Price shall be reduced by any condemnation award received by Seller or Buyer shall be assigned all such claims. In the event that the Facility becomes subject to or is threatened with any condemnation or eminent domain proceedings which do not threaten to render the Facility unusable for its intended purposes, then the parties shall proceed to Closing and Buyer shall be entitled to any condemnation award or damages paid with respect to such proceeding.
5.7.    Preserve Accuracy of Representations and Warranties. Seller shall refrain from taking any action which would render any representation and warranty contained in Article 3 hereof untrue, inaccurate or misleading as of Closing. Seller will promptly notify Buyer of any lawsuit, claim, administrative action or other proceeding asserted or commenced against Seller that may involve or relate in any way to Seller, the Assets or the operation of the Facility. Seller shall promptly notify Buyer of any facts or circumstances that come to Seller’s attention and that cause, or through the passage of time or the giving of notice or either, may cause any of Seller’s representations and warranties to be untrue or misleading at any time from the date hereof through Closing.
5.8.    Maintain Books and Accounting Practices. From the date hereof through Closing, Seller shall maintain its books of account in the usual, regular and ordinary manner on a basis consistent with prior years and shall make no change in its accounting methods or practices.
5.9.    Indebtedness; Liens. Other than in the ordinary course of Seller’s business consistent with past practice, from the date hereof through Closing, Seller shall not create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money, nor make any loan or advance to, or any investment in, any person or entity, nor create any lien, security interest, mortgage, right or other encumbrance in any of the Assets, without Buyer’s prior written approval.
5.10.    Compliance with Laws and Regulatory Consents. From the date hereof through Closing: (1) Seller shall comply with all applicable statutes, laws, ordinances and regulations; (2) Seller shall keep, hold and maintain all certificates, accreditations, participations, licenses, and other permits necessary for operation of the Facility; (3) Seller shall use reasonable efforts and shall cooperate with Buyer to obtain all consents, approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the transactions contemplated by this Agreement; and (4) Seller shall make and cause to be made all filings and give and cause to be given all notices which may be necessary or desirable under all applicable laws and under applicable contracts, agreements and commitments in order to consummate the transactions contemplated by this Agreement.
5.11.    Maintain Insurance Coverage. From the date hereof through Closing, Seller shall maintain and cause to be maintained the existing insurance on the Assets and the operations of the Facility.
5.12.    Licensure and Certification. Buyer shall within ten (10) business days of the date hereof file all initial applications and other documents required by the Commonwealth of Kentucky (the “State”) for the issuance of the licenses, certificates of need, certifications and approvals required by the State for the operation of the Facility by Buyer (the “Licensure Approvals”) and Buyer shall diligently proceed with securing the Licensure Approvals, including providing the State with any supplemental or additional information required for the State to deem any such applications to be complete. Buyer shall not use or bill under any Medicaid provider numbers used by Seller, and Buyer shall be responsible for obtaining a new Medicaid provider agreement and number and/or Medicaid certification as may be necessary for the continued operations of the Facility (“New Provider Number”). Seller’s Medicaid provider account numbers for the Facility shall remain the sole and exclusive property of Seller.
5.13.    Performance. Seller and Buyer shall take all appropriate steps to satisfy their respective obligations, and the conditions to Closing, including without limitation the application for necessary licenses and permits.
5.14.    WARN Act; Hiring of Employees. Prior to Closing, Seller will not temporarily or permanently close or shut down any “single” site of “employment” or any “facility” or any “operating unit,” department or service within a single site of employment, as such terms are used in WARN. At Closing, Buyer shall offer employment to a sufficient number of the Employees, and on such terms, and for such periods, as may be necessary to avoid triggering any obligations on behalf of either Seller under WARN or any similar state law or regulation. Buyer shall also offer group health plan coverage to such Employees that accept employment and are otherwise eligible for such coverage under the terms of Buyer’s plan effective immediately after Closing.
5.15.    Consents. Seller shall use reasonable efforts to obtain all consents required in form and substance for the assignment of the Assumed Contracts and Buyer shall assist Seller in such efforts. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any of the Contracts if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect Seller’s rights thereunder so that Buyer would not in fact receive all such rights, Seller shall cooperate in any reasonable arrangement designed to provide Buyer the benefit under any such Assumed Contracts, including without limitation enforcement, at no out-of-pocket cost to Seller, of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.
5.16.    Medicare/Medicaid Cost Reports.
(5)    Seller acknowledges and agrees that it shall be responsible for all Medicare and Medicaid billing and cost reports filed with Medicare and Medicaid with respect to the Facilities prior to the Closing Date and is responsible for terminating cost reports that include periods up to the Closing Date. Seller acknowledges and agrees that it shall remain liable for any claims for overpayments under any of Seller’s Medicare or Medicaid provider agreements for periods prior to the Closing Date. Seller shall timely file all required Medicare credit balance reports, responses to open cost report audits and settlements, and terminating cost reports. Buyer acknowledges and agrees that following the Closing Date, Seller shall continue to be entitled to receive any refund or other benefit which may result from the filing of said reports, including, without limitation, rights to settlements and retroactive adjustments and the Seller Bad Debt (as defined below), if any, arising under a cost report of Seller or its affiliates, for cost report periods ending on or prior to the Closing Date, whether open or closed. After the Closing Date, Buyer shall assist Seller in any way reasonably necessary or required of Buyer to complete such cost reports in a timely manner; provided that any costs or expenses related thereto shall be borne by Seller.
(6)    After the Closing Date, Seller shall promptly and diligently provide Buyer with reasonable and appropriate documentation regarding the Medicare bad debts associated with the Facility incurred by Seller for dates of services prior to the Closing Date (the “Seller Bad Debt”) for purposes of facilitating Buyer’s preparation of related cost reports.
(7)    Buyer shall timely prepare and file with the CMS and the appropriate state agency, its initial cost report for the fiscal year commencing with the fiscal year in which the Closing Date occurs, and will include in its initial cost report the Seller Bad Debt.
(8)    Seller shall provide to Buyer for filing by the day following closure of the certificate of need file, a completed and signed CMS 855A (Sections 1A, 2F, 13, 15 or 16, assuming the Seller has submitted an 855 application at some point such as revalidation and the Authorized/Delegated Person has not changed from the last submission). If the Authorized/Delegated Person has changed or if none is on file with the MAC, then Section 6 shall be completed for both the old and new Authorized/Delegated Person. As an alternative, the Seller can provide all the information needed to complete the Seller’s CMS 855A and a completed and signed Section 15 or 16.
(9)    In the event Buyer receives any notices of settlement of claims from Medicaid and/or Medicare for dates of services rendered prior to Closing, Buyer shall notify Seller within ten (10) business days.
5.17.    Prohibited Actions Pending Closing. Unless otherwise expressly provided for herein or approved by Buyer in writing, from the date of this Agreement until the Closing Date, Seller shall not:
(1)    Accept any advance payment for more than thirty (30) days of any rent or residents’ occupancy fees under any lease included in the Assumed Contracts or occupancy agreement; or waive, reduce or forgive any rent or occupancy fees required to be paid under any occupancy agreement, or grant any lease or other concessions or free rent periods under any occupancy agreement;
(2)    Make any capital improvements to the Real Estate in excess of $10,000 or incur any other obligations in excess of $10,000;
(3)    Make any commitments or representations to any applicable governmental authority, any adjoining or surrounding property owners, any civic association, any utility or any other person or entity that would in any manner be binding upon Buyer;
(4)    Sell or otherwise dispose of, or agree to sell or dispose of any of the Assets, except in the ordinary course of business as permitted by this Agreement; and
(5)    Take any action prior to the Closing Date which would breach any of the representations and warranties contained in this Agreement or otherwise take any action outside of the ordinary course of business of Seller.
5.18.    Restrictive Covenants. In consideration of the Purchase Price and the benefits the Seller and the Shareholders will receive under this Agreement, and to protect Buyer’s legitimate business interests in the operation of the Facility, Seller and the Shareholders shall not, directly or indirectly, do any of the following:
(1)    For a period beginning at Closing and ending on the third anniversary of Closing, engage in, or invest in (other than as a passive shareholder of less than five percent (5%) of the securities of a publicly traded entity), own, manage, operate, finance, control, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, any person engaged in or planning to become engaged in, any Competing Business (defined below) within the Restricted Area (defined below); or
(2)    For a period beginning at Closing and ending on the first anniversary of Closing, induce or attempt to induce any employee or independent contractor of Buyer or any of its affiliates to leave the employ or service of Buyer or any of its affiliates, in any way interfere with the relationship between Buyer or any of its affiliates and any such employee or independent contractor, or solicit, offer employment to, otherwise attempt to hire, employ, or otherwise engage as an employee, independent contractor, or otherwise, any such employee or independent contractor.
For purposes hereof, (i) “Competing Business” shall mean any business engaged in the ownership and/or operation of skilled nursing facilities, and (ii) “Restricted Area” shall mean any area within a ten (10) mile radius of the Facility
Buyer and Seller agree that this Section 5.18 shall not restrict Steve Brown from working for Buyer at the Facility after Closing.
5.19.    Medicare Billing Assistance. Following the Closing Date, Buyer will cooperate and assist Seller in the preparation and execution of Medicare billings for services provided by Seller to residents of the Facility for months (or portions of months) ending prior to the Closing Date and any associated forms for new or discharged residents, which may need to be signed by the Facility’s administrator. After the Closing Date, Buyer shall allow the field auditor/accountant of Seller to have reasonable onsite access to the Facility and the records of the Facility for the billing month in question for the purpose of preparing, completing and submitting the Medicare billings and any associated forms to the appropriate Medicare offices for payment to the account of Seller. Buyer will allow Seller to utilize its biller and any other staff and/or employees on a reasonable basis and as may be necessary by Seller for billing and collection purposes for up to ninety (90) days following Closing.
5.20.    Collection Assistance. Buyer shall cooperate with Seller in collecting accounts receivable which relate to periods prior to the Closing Date, but shall not be responsible for actively collecting such receivables for Seller. Until the earlier of: (i) Seller receives payment of all of Seller’s A/R; or (ii) the date which is twelve (12) months after the Closing Date, Buyer shall provide Seller with an accounting by the 20th day of each month setting forth all amounts received by Buyer during the preceding month with respect to Seller’s A/R which are set forth in the schedule provided by Seller pursuant to Section 2.4. Seller shall have the right to inspect all cash receipts of Buyer related to payment for services rendered to residents of the Facility prior to the Closing Date, during weekday business hours, in order to confirm Buyer’s compliance with the obligations imposed on it under this Section.
5.21.    Notices. Buyer agrees to notify Seller within ten (10) business days of its receipt of any correspondence received by Buyer after the Closing which relates in any way to periods of time, events, services, and/or operations prior to Closing.
ARTICLE 6.    CLOSING
6.1.    Closing. If all of the conditions to Closing set forth in Articles 7 and 8 hereof are satisfied, then the closing of the transaction contemplated by this Agreement (the “Closing”) shall occur promptly following the satisfaction or waiver of the closing conditions set forth in Articles 7 and 8 (the “Closing Date”). The parties shall use commercially reasonable efforts to close the transactions contemplated hereby on or before February 1, 2015 Closing shall take place at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee, or at such other time or place as the parties may mutually agree. Upon consummation, the Closing shall be deemed to be effective, and the transfer of the Assets shall be deemed to have occurred, as of 12:01 a.m. local time on the Closing Date. On the day of Closing, Buyer shall pay to Seller or their designee (pursuant to wire instructions given to Buyer by Seller) funds in an amount equal to the Purchase Price.
6.2.    Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the parties hereunder may be terminated at or prior to Closing as follows:
(1)    By Seller: (a) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyer or Seller; or (b) in the event Buyer breaches or violates any material provision of this Agreement or fails to perform any material covenant or agreement to be performed by Buyer under the terms of this Agreement and such breach, violation or failure is not cured prior to Closing or waived by Seller at or prior to Closing.
(2)    By Buyer: (a) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyer or Seller; (b) pursuant to Section 5.5, 5.6 or 5.12; or (c) in the event Seller breaches or violates any material provision of this Agreement or fails to perform any material covenant or agreement to be performed by either under the terms of this Agreement and such breach, violation or failure is not cured prior to Closing or waived by Buyer at or prior to Closing.
(3)    By Buyer or Seller if Closing hereunder shall not have taken place within ninety (90) days after the date of this Agreement, or by such later date as shall be agreed upon by an appropriate amendment to this Agreement if the parties agree in writing to an extension, provided that a party shall not have the right to terminate under this Section 6.2(3) if the conditions precedent to such party’s obligation to close have been fully satisfied and such party has failed or refused to close after being requested in writing to close by the other party.
ARTICLE 7.    SELLER’S CONDITIONS TO CLOSE
The obligations of Seller under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived in writing by Seller in whole or in part):
7.1.    Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Buyer contained in this Agreement (including the Exhibits hereto) or in any certificate or document delivered by Buyer to Seller pursuant hereto shall be deemed to have been made again at Closing and shall then be true in all material respects; and Buyer shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.
7.2.    No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted to restrain or prohibit the transaction herein contemplated, and no governmental agency or body or other entity shall have taken any other action as a result of which to proceed with the transactions hereunder will constitute a violation of law.
7.3.    Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of: (1) making the transactions contemplated by this Agreement illegal; or (2) otherwise preventing consummation of such transactions. There shall have been no United States federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that results in any of the consequences referred to in this Section.
ARTICLE 8.    BUYER’S CONDITIONS TO CLOSE
The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer in whole or in part):
8.1.    Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Seller contained in this Agreement (including the Exhibits hereto) or in any certificate or document delivered to Buyer in connection herewith, shall be deemed to have been made again at Closing and shall then be true in all material respects; and Seller shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.
8.2.    No Loss, Damage of Destruction. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism or other cause or casualty), the terms of Sections 5.5 and 5.6 shall have been complied with.
8.3.    Regulatory Approvals. Buyer shall have obtained or have reasonable assurance that it will obtain (at its own cost) (a) certification for participation in the Medicaid Programs of the State under a new provider agreement and provider number, and (b) all other licenses, permits, approvals or certificates necessary for the ownership and operation of the Facility; provided that Buyer has promptly made application for such certifications, consents, licenses, etc. Buyer acknowledges and agrees that it shall not be entitled to use Seller’s Medicaid provider account numbers for the Facility, which shall remain the sole and exclusive property of the Seller.
8.4.    No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted to restrain or prohibit the transaction herein contemplated, and no governmental agency or body or other entity shall have taken any other action as a result of which to proceed with the transactions hereunder constitute a violation of law.
8.5.    Material Adverse Change. There shall not have occurred a material adverse change with respect to the assets, financial condition or operations of the Facility, taken as a whole. Expressly excluded from the definition of “material adverse change” hereunder are changes (a) generally affecting the skilled nursing and nursing home industries, including changes due to actual or proposed changes in law or regulations, (b) that result from political or economic turmoil, or (c) that result from the announcement or pendency of the transaction contemplated by this Agreement.
8.6.    Status of License and Certification. Buyer shall be satisfied in its sole but reasonable discretion that the nursing home license, and Medicare/Medicaid certification, for the operation of the Facility is in substantial compliance and valid and in good standing, and not subject to any regulatory or remedial conditions or restrictions nor otherwise subject to or in risk of suspension or termination. In the event Closing cannot occur due to the inability of Buyer to receive the licenses or certifications as a result of lack of the Facility’s substantial compliance with Medicare or Medicaid requirements for skilled nursing facilities, then Seller agrees to use its best efforts to correct such issues and the Closing Date will be extended for such additional time as may be reasonably necessary for such corrective measures.
8.7.    Title Work and Surveys; Defects and Cure; Title Policy; Environmental Inspections. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Buyer to the extent permitted by applicable Law:
(1)    Title Work. Seller has furnished to Buyer copies of all existing title work in Seller’s possession or control insuring title to the Real Estate listed on Exhibit 8.7 attached hereto (the “Existing Title Work”). Within five (5) days following the date of this Agreement, Buyer may, at Buyer’s option and expense, order commitments from the title insurance company issuing the existing Title Work (the “Title Company”) to issue (i) updates to the Existing Title Work or (ii) new policies of title insurance for those portions of the Real Estate as to which there is no existing Title Work, together with legible copies of all exceptions to title referenced therein (the “New Title Work”). The New Title Work shall set forth the state of title as of each commitment’s Closing to the Real Estate together with all exceptions or conditions to such title, and all other encumbrances of record affecting such Real Estate, which would appear in an owner’s or lender’s title policy of title insurance, if issued. Buyer shall furnish Seller with copies of any updated title work and New Title Work.
(2)    Survey. Seller has furnished to Buyer copies of all existing land title surveys of the Real Estate in Seller’s possession or control listed on Exhibit 8.7 (the “Existing Surveys”). Within five (5) days following the date of this Agreement, Buyer may, at Buyer’s option and expense, order (i) updates to the Existing Surveys or (ii) current, as-built surveys for those portions of the Real Estate as to which there are no Existing Surveys (the “New Surveys”) meeting the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Survey of comparable properties, including such Table A optional items as Buyer elects. The updated surveys and New Surveys shall contain the surveyor’s ALTA/ACSM certification to Buyer, Buyer’s lender, Seller and the Title Company. Buyer shall furnish Seller with copies of any updated surveys and New Surveys.
(3)    Defects and Cure. The Existing Title Work, the New Title Work, the Existing Survey and the New Survey are collectively referred to as “Title Evidence”. Buyer shall notify Seller in writing within five (5) days after its receipt of the last of the Title Evidence of any claims, encumbrances, exceptions or defects disclosed in the Title Evidence, other than Permitted Exceptions, to which Buyer objects (the “Defects”). Any matters disclosed in the Title Evidence as to which Buyer does not so object shall be deemed to be Permitted Exceptions. For purposes of this Agreement, any encumbrance, exception or other matter reflected on any Existing Title Work or Existing Survey, other than mortgages or liens to be released at Closing, shall be deemed a Permitted Exception. Seller, at its sole cost and expense, may elect to cure any such Defects on or before Closing (“cure” shall include, but is not limited to, an endorsement by the Title Company reasonably acceptable to Buyer or its lender, either eliminating the Defect, insuring over the Defect or insuring against the effect of the Defect) or Seller may elect to not cure the Defect and shall give written notice to Buyer within ten (10) days of its receipt of Buyer’s notice of Defects of its decision. Within ten (10) days of Buyer’s receipt of Seller’s election not to cure any Defects, Buyer may, at its election, (i) waive such uncured Defects and close, or (ii) terminate this Agreement. If Seller fails to timely give such notice, Seller shall be deemed to have elected not to cure the Defects, whereupon Buyer may waive such Defects and close or may terminate this Agreement as provided in the immediately preceding sentence.
(4)    Title Policy. At the Closing, Buyer may obtain a current ALTA Form Owner’s Policy of Title Insurance (the “Title Policy”) for the Real Estate issued by the Title Company. The Title Policy shall be issued as of the Closing Date in an amount equal to the portion of the Purchase Price being allocated to the Real Estate and shall insure to Buyer good and marketable fee simple title to the Real Estate, subject only to (i) Permitted Exceptions and (ii) taxes for the current and subsequent years “not yet due and payable.” At Buyer’s request, the Title Policy shall have all standard and general exceptions deleted so as to afford full “extended form coverage” and shall contain such available endorsements as Buyer or Buyer’s lender shall reasonably require in connection with its review of the Title Evidence. Seller shall execute such certificates and affidavits as may be reasonably necessary in connection with the issuance of the Title Policy as described in this Section 8.7(4). Buyer shall pay all premiums, costs and expenses of the Title Policy, including the premiums, costs and expenses of any mortgage title insurance required of any lender of Buyer.
(5)    Environmental Inspections. For a period of forty-five (45) days following the execution of this Agreement (the “Environmental Inspection Period”), Buyer and Buyer’s agents, representatives and contractors (or those of Buyer’s lender) shall have the right to enter upon the Real Estate for the purpose of conducting such tests, assessments, evaluations and investigations as Buyer may determine in its sole discretion, in order to evaluate and determine the current environmental condition of the Real Estate, including without limitation Phase I or Phase II environmental assessments of the Real Estate. Within five (5) days after the expiration of the Environmental Inspection Period, Buyer shall give written notice to Seller if Buyer has identified any existing, potential or suspect environmental conditions, risks or liabilities on or in respect of the Real Estate (“Environmental Conditions”). Buyer shall provide Seller with a copy of Buyer’s Environmental Inspections reflecting such Environmental Conditions. If Buyer gives notice of any Environmental Conditions to Seller, then Seller (i) shall, at its sole cost and expense, cure or remedy such Environmental Conditions to Buyer’s reasonable satisfaction on or before Closing or (ii) may elect not to cure or remedy such Environmental Conditions, and shall give written notice of its election to Buyer within ten (10) days after Buyer’s notice of Environmental Conditions. Within ten (10) days of Buyer’s receipt of Seller’s notice that Seller has elected not to cure or remedy any Environmental Conditions, Buyer may elect to (i) waive such Environmental Conditions and close or (ii) elect to terminate this Agreement. If Seller fails to timely give notice of its election as herein provided, Seller shall be deemed to have elected not to cure or remedy the Environmental Conditions, whereupon Buyer may elect to waive such Environmental Conditions and close or terminate this Agreement as provided in the immediately preceding sentence.
8.8.    Financing. Buyer shall have obtained the financing necessary to effect the purchase of the Assets pursuant to the terms hereof.
8.9.    [Deleted].
8.10.    Admission Agreements. Buyer and Seller will enter into an Assignment and Assumption Agreement in the form attached hereto, pursuant to which Seller will assign to Buyer, and Buyer will assume all of Seller’s right, title and interest in and to and obligations arising after the Closing Date under the Admissions Agreements with the persons who are residing at the Facility on the Closing Date (“Assigned Admission Agreements”). Any claims arising under the Assigned Admission Agreements prior to the Closing shall be and remain the liability and obligation of Seller as provided in Sections 1.3(2) and 11.2.
ARTICLE 9.    OBLIGATIONS OF SELLER AT CLOSING
At Closing, Seller shall deliver or cause to be delivered to Buyer the following in form and substance reasonably satisfactory to Buyer:
9.1.    Performance of Covenants. Seller shall have performed the covenants and obligations required of Seller by this Agreement in all material respects.
9.2.    Documents Relating to Title. Seller shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to Buyer, or to its designee:
(4)    A special warranty deed, duly executed and acknowledged by Seller, in recordable form conveying fee simple title to the Real Estate to Buyer (or an affiliate of Buyer) free and clear of all liens, claims and encumbrances made, created or suffered by Seller or those claiming by, through or under Seller, except for Permitted Exceptions.
(5)    One or more Bill of Sale and Assignment Agreements, in form and substance satisfactory to Buyer, warranting and conveying to Buyer (or an affiliate of Buyer) good, valid and marketable title to all Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, covenants, easements, rights of way, equities, options, rights of first refusal restrictions, special tax or governmental assessments, defects in title, encroachments and other burdens, except for those expressly acceptable to Buyer.
(6)     Intentionally omitted
(7)    Assignment of Admission Agreements, in the form and substance satisfactory to Buyer.
9.3.    Possession. Seller shall deliver to Buyer full possession and control of the Facility and Assets, free and clear of all liens, mortgages, pledges, security interests, restrictions, encumbrances and burdens of any kind whatsoever, including, without limitation, limitations on use and rights of reclamation by donees, subject only to the Permitted Exceptions.
9.4.    Corporate Good Standing and Resolutions. Seller shall deliver to Buyer a certificate of good standing from the Commonwealth of Kentucky, certified copy of the Certificate of Organization and other governing documentation of Seller (all dated the most recent practical date prior to Closing), certified copies of the resolutions of the shareholders of Seller authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith.
9.5.    Closing Certificate. Seller shall deliver to Buyer certificates of officers of Seller, dated as of Closing, certifying that: (1) each covenant and obligation of Seller has been complied with by Seller; and (2) each representation and warranty of Seller is true and correct at Closing as if made on and as of Closing.
9.6.    Taxes and Other Payments. Seller shall deliver to Buyer:
(6)    A certificate of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Buyer of all withholding obligations under Section 1445 of the Code. In the event that Seller cannot furnish such a certificate or Buyer is not entitled to rely upon such a certificate under the provisions of Section 1445 and the regulations thereunder, Seller shall take and/or permit Buyer or Buyer’s nominee to take any and all steps necessary to allow Buyer or Buyer’s nominee to satisfy the requirements of Section 1445.
(7)    Executed releases of all mortgages, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Assets, other than the Permitted Exceptions.
9.7.    Closing Statement. The parties shall execute a mutually agreeable form of Closing Statement as of the Closing Date of this transaction.
9.8.    Escrow Agreement. The parties shall execute and deliver the Escrow Agreement.
ARTICLE 10.    OBLIGATIONS OF BUYER AT CLOSING
At Closing, Buyer shall deliver or cause to be delivered to Seller the following in a form and substance reasonably satisfactory to Seller:
10.1.    Performance of Covenants. Buyer shall have performed the covenants and obligations required of Buyer by this Agreement in all material respects.
10.2.    Purchase Price. Buyer shall pay to Seller the Purchase Price upon the terms specified in Section 2.1 hereof.
10.3.    Certificate of Existence and Resolutions. Buyer shall deliver to Seller certificates of good standing from the Secretary of State of Delaware and Kentucky, dated the most recent practical date prior to Closing, together with a certified copy of the resolutions of Buyer approving this Agreement and the consummation of the transactions intended hereby.
10.4.    Closing Certificate. Buyer shall deliver to Seller a certificate of officers of Buyer, dated as of Closing, certifying that: (1) each covenant and obligation of Buyer has been complied with by Buyer; and (2) each representation and warranty of Buyer is true and correct at Closing as if made on and as of Closing.
10.5.    Assumption of Liabilities. Buyer shall covenant to perform and comply with all of the Assumed Liabilities, subject to the provisions of this Agreement, from and after Closing.
ARTICLE 11.    SURVIVAL OF PROVISIONS AND INDEMNIFICATION
11.1.    Survival. The covenants, obligations, representations and warranties of Buyer and Seller contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to Closing, and shall not be merged into any documents delivered in connection with Closing.
11.2.    Indemnification by Seller and Shareholders. Subject to Section 11.4, Seller and Shareholders individual shall, jointly and severally, promptly indemnify, defend, and hold harmless Buyer, the directors, officers, shareholders, employees and agents of Buyer (the “Buyer Indemnified Parties”), and the Assets against any and all losses, costs, and expenses (including reasonable costs of investigation, court costs and legal fees) and other damages resulting from: (1) any breach by Seller or Shareholders of any of the covenants, obligations, representations or warranties contained in this Agreement or any certificate or document of Seller delivered pursuant to this Agreement; (2) the Excluded Liabilities or any liability of Seller not expressly assumed by Buyer pursuant to Section 1.3 hereof; (3) the determination by Medicare, Medicaid, any fiscal intermediary, or any federal or state governmental authority that any amounts paid to Seller by Medicare, Medicaid, any fiscal intermediary, or any federal or state governmental authority for any services provided by the Facility prior to the Closing resulted in an overpayment or other determination by Medicare, Medicaid, any fiscal intermediary, or any federal or state governmental authority that funds previously paid by Medicare, Medicaid, any fiscal intermediary, or any federal or state governmental authority to Seller must be repaid, which determination results in (i) an offset against amounts owed to Buyer, or (ii) any penalty, sanction or repayment obligations being assessed against Buyer and (4) any claim (whether or not disclosed herein) that is brought or asserted by any third party(s) against Buyer arising out of the ownership, licensing, operation, or conduct of the Facility or Assets or the conduct of any of Seller’s employees, agents or independent contractors, relating to all periods of time prior to Closing.
11.3.    Indemnification by Buyer. Subject to Section 11.4, Buyer shall promptly indemnify, defend, and hold Seller harmless against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees) and other damages resulting from: (1) any breach by Buyer of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement; (2) any claim which is brought or asserted by any third party(s) against Seller for failure to pay or perform any of the Assumed Liabilities; and (3) subject to the other provisions of this Agreement, any claim that is brought or asserted by any third party(s) against Seller arising out of or relating to the ownership, licensing, operation or conduct of the Facility or Assets or the conduct of any of Buyer’s employees, agents or independent contractors, relating to all periods of time subsequent to Closing.
11.4.    Procedure for Indemnification.
(8)    Notice. Unless otherwise stated herein, within thirty (30) days after receipt of written or actual notice of any action or claim (the “Claim”) as to which it asserts a right to indemnification, the party seeking indemnification hereunder (the “Indemnitee”) shall give written notice thereof (the “Notice”) to the person from whom indemnification is sought (the “Indemnitor”), provided that the failure of the Indemnitee to give the Indemnitor notice within the specified number of days shall not relieve the Indemnitor of any of its obligations hereunder, but may create a cause of action for breach for damages directly attributable to such delay.
(9)    Third Party Claims.
(a)    If any claim for indemnification by Indemnitee arises out of a Claim by a person other than Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice to the Indemnitee within ten (10) days after receipt of the Notice. Indemnitor shall thereupon undertake to take all steps or proceedings to defeat or compromise any such Claim, including retaining counsel reasonably satisfactory to the Indemnitee. Except as otherwise provided herein, all costs, fees and expenses with respect to any such Claim shall be borne by Indemnitor. If the Indemnitor assumes the defense of a Claim, it shall not settle such Claim unless such settlement includes as an unconditional term thereof a release by the claimant of the Indemnitee, reasonably satisfactory to the Indemnitee and except that Indemnitor shall not, without the prior written consent of Indemnitee, directly or indirectly require Indemnitee to take or refrain from taking any action, or make any public statement, or consent to any settlement, which it reasonably considers to be against its interest. Indemnitee shall have the right to participate at its own expense, in such proceedings, but control of such proceedings shall remain exclusively with Indemnitor.
(b)    If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such claim or action within the prescribed period of time, then the Indemnitee may assume such defense in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determinations made or any settlements thereof effected by the Indemnitee. The Indemnitor shall be permitted, at its own expense, to join in such defense and to employ its own counsel but control of such proceedings shall remain exclusively with Indemnitee.
(c)    Indemnitor and Indemnitee agree to make available to each other, their counsel and other representatives, all information and documents reasonably available to them reasonably requested by the other which relate to any such claim or action, and to render to each other such reasonable assistance as may be reasonably requested in order to insure the proper and adequate defense of such claim or action, but any costs or expenses related thereto shall be borne by Indemnitor; and provided that any failure (after written notice with specificity and an opportunity to cure) shall not relieve the Indemnitor of any of its obligations hereunder but may create a cause of action for breach for damages directly attributable to such failure.
(10)    Straddle Resident Claims. Any claim by a resident relating to professional negligence or similar matters involving a resident of Facility served both prior to and subsequent to the Closing Date will be the responsibility of either Buyer or Seller in accordance with the following guidelines: (a) if it is a claim in which the incident giving rise to liability arose prior to the Closing Date, Seller shall be obligated for such claim and shall pay the defense expenses and damages assessed; (b) if it is a claim in which the incident giving rise to liability arose subsequent to the Closing Date, then Buyer shall be obligated for such claim and shall pay the defense expenses and damages assessed; and (c) in the event that it is not clear whether or not the incident giving rise to liability occurred prior to or subsequent to the Closing Date, then Seller and Buyer will jointly defend the case and each will fully cooperate with the other in such defense. In the event of any joint defense hereunder, the parties will (x) attempt in good faith to agree upon a single counsel to represent both parties in the defense of such claim, and (y) share equally in all costs incurred and damages assessed against the parties in connection with such claim. Once the case is resolved, if Seller and Buyer cannot agree to the allocation of both liability and expenses, then the issue shall be submitted to binding arbitration in accordance with the rules and procedures of the American Health Lawyers Association.
(11)    Payment of Claims. Amounts payable by the Indemnitor to the Indemnitee shall be payable by the Indemnitor as incurred by the Indemnitee. In the event Indemnitor fails to pay, timely and fully, any such amounts, Indemnitee may pay such Claim. In such event, the Indemnitee may recover from the Indemnitor, in an addition to the amount so paid, reasonable attorneys’ fees in connection with the enforcement of any payment due hereunder.
(12)    Limitations on Indemnification. No Indemnitor shall have any liability for any Claims hereunder until the total of all Claims against such Indemnitor exceeds Ten Thousand Dollars ($10,000.00) (the “Threshold”) after which Indemnitor shall be liable for Claims above said Threshold. No claim for indemnification may be asserted hereunder unless the party seeking indemnification gives the other party notice of such claim on or before eighteen (18) months after the Closing Date. The total aggregate amount of claims to which any Indemnitor shall be subject hereunder shall be capped at Two Million Dollars ($2,000,000.00) (the “Cap”). Notwithstanding the forgoing, the Threshold and the Cap shall not apply to Claims arising under Section 11.2(2), (3) or (4), or Section 11.3(2) or (3). In addition to the limitations specified above, the maximum liability of any Shareholder under this Article 11 shall not exceed the Purchase Price multiplied by the ownership percentage of such Shareholder set forth on Exhibit 3.1-B.
(13)    Insurance Benefit. No Indemnitor shall have any liability for Claims hereunder to the extent of any Claim that is covered by insurance policy held by the Indemnitee (or to the extent Indemnitee has been named as an additional insured) with respect to cash proceeds of such policy actually received by Indemnitee; provided, however, that (i) this provision shall not apply and the Indemnitee shall be entitled to indemnification with respect to the amount of any Claim that is in excess of the cash proceeds actually received by such Indemnitee (after deducting reasonable costs and expenses incurred in connection with the recovery of such insurance proceeds, including attorneys’ fees and premium increases) pursuant to such insurance, (ii) this limitation shall not apply to any self-insurance arrangement maintained by Indemnitee, and (iii) this provision shall not be deemed to require Indemnitee to file a claim with respect to any insurance coverage if Indemnity reasonably determines that such claim would result in a cancellation of any policy held by or benefiting Indemnitee or any of its affiliates.
(14)    Damages. Neither party, nor any of its affiliates, shall have any liability hereunder for consequential, incidental, special or punitive damages.
(15)    Escrow Holdback. The Escrow Holdback shall be applied to Claims payable to any Buyer Indemnified Party in accordance with the terms of the Escrow Agreement. Eighteen (18) months after the Closing Date, the Escrow Holdback, minus (i) any amount paid to any Buyer Indemnified Party under this Article 11, plus (ii) the amount of any pending claims by any Buyer Indemnified Party under this Article 11 shall be released to Seller. In the event that any amount is withheld by the Escrow Agent due to any pending claim, the portion of such amount that is not applied to a pending claim shall be released to Seller as soon as practicable following resolution of such Claim
(16)    Exclusive Remedy. The sole and exclusive remedy for any damages incurred by either party as a result of any breach of the representations, warranties, covenants and agreements of the other party contained in this Agreement shall be the remedies contained in this Article 11.
ARTICLE 12.    SHAREHOLDER REPRESENTATIVE
12.1.    Appointment. All of the Shareholders collectively and irrevocably constitute and appoint the Shareholder Representative as their agent and representative to take all actions contemplated to be taken by the Shareholder Representative hereunder and otherwise to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of the Shareholders which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including: (1) execution of the documents and certificates pursuant to this Agreement; (1) administration of the provisions of this Agreement; (1) giving or agreeing to, on behalf of all or any of the Shareholders, any and all consents, waivers, amendments or modifications under this Agreement and the execution or delivery of any documents in connection therewith; (1) amending this Agreement or any of the instruments to be delivered to the Buyer pursuant to this Agreement; (1) (A) disputing or refraining from disputing, on behalf of each Shareholder relative to any amounts to be received by such Shareholder under this Agreement or any agreements contemplated hereby, any claim made by the Buyer under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Shareholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and (C) executing, on behalf of each such Shareholder, any settlement agreement, release or other document with respect to such dispute or remedy and (1) engaging attorneys, accountants, agents or consultants on behalf of the Shareholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; provided, however, that, except to the extent otherwise set forth in Section 12.2, the Shareholder Representative shall not take any actions on behalf of the Shareholders pursuant to the powers delegated to the Shareholder Representative hereunder that require the Shareholder Representative to exercise discretion without the prior approval of the Shareholders given in accordance with the provisions of Section 12.2 hereof. For the avoidance of doubt, the following actions shall not constitute the exercise of discretion by the Shareholder Representative and thus may be taken by the Shareholder Representative without the approval of Shareholders: (i) the receipt of payments under or pursuant to this Agreement and disbursement thereof to the Shareholders and others, as contemplated by this Agreement; (ii) payment of any undisputed amounts due to the Buyer under this Agreement; and (iii) the receipt of written notices and communications hereunder and the forwarding of such written notices and communications to the Shareholders pursuant to this Agreement.
12.2.    Direction. Whenever the Shareholder Representative believes that it is advisable to take an action hereunder requiring the exercise of discretion, or in the event the Shareholder Representative desires to seek the direction of the Shareholders, the Shareholder Representative shall notify the Shareholders requesting direction as to the course of action to be taken, and to the extent the Shareholder Representative in good faith so acts or refrains from acting in accordance with any directions provided by the Shareholders pursuant hereto, the Shareholder Representative shall be authorized hereunder to take such action and shall not be liable on account of such action to the Shareholders or any other Person. If the Shareholder Representative shall not have received appropriate directions within three (3) Business Days of such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances), the Shareholder Representative may, but shall be under no duty to, take or refrain from taking such action as he shall deem to be in the best interests of the Shareholders, and the Shareholder Representative shall have no liability to the Shareholders or any other Person for such action or inaction, so long as such action or inaction does not constitute fraud, gross negligence or willful misconduct. With respect to any action for which the Shareholder Representative seeks directions from the Shareholders hereunder, the determination by Shareholders owning two-thirds or more of the Company’s stock prior to Closing shall be binding on all of the Shareholders and shall constitute the authorization by the Shareholders. Upon receiving a determination from the Shareholders in the manner set forth in this Section 12.2, the Shareholder Representative shall be authorized to act in reliance on such determination and shall be deemed to have been granted all power and authority to take any action reasonably necessary or prudent to accomplish the purpose and intent of such determination and the Shareholder Representative shall have no liability to the Shareholders or any other Person for such action or inaction, so long as such action or inaction does not constitute fraud or willful misconduct.
12.3.    Capacity. All acts of the Shareholder Representative hereunder in his capacity as such taken in accordance with the provisions of this Section 12.3 shall be deemed to be acts on behalf of the Shareholders and not of the Shareholder Representative individually. The Shareholder Representative shall not be liable to the Buyer in his capacity as the Shareholder Representative, for any liability of a Shareholder or otherwise or for anything, which he may do or refrain from doing in connection with this Agreement. The Shareholder Representative shall not be liable to the Shareholders, in his capacity as the Shareholder Representative, for any liability of a Shareholder or otherwise or for any error of judgment, or any act done or step taken or omitted by him in good faith or for any mistake in fact or law, or for anything which he may do or refrain from doing in connection with this Agreement except in the case of the Shareholder Representative’s fraud, gross negligence or willful misconduct. The Shareholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as the Shareholder Representative to the Buyer, the Consolidated Companies or the Shareholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel and in accordance with the provisions of this Article 12. The Shareholder Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Shareholder, except in respect of amounts received on behalf of the Shareholders.
12.4.    Expenses. Any reasonable expenses or taxable income incurred by the Shareholder Representative in connection with the performance of his duties under this Agreement shall not be the personal obligation of the Shareholder Representative but shall be payable by and attributable to the Shareholders based on each such Shareholder’s Pro Rata Share (determined as of the date on which such expense or taxable income was incurred). Notwithstanding anything to the contrary in this Agreement and without the requirement for any approval of the Shareholders, the Shareholder Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed reasonable expenses and unsatisfied liabilities incurred by the Shareholder Representative in connection with the performance of his duties hereunder from amounts delivered to the Shareholder Representative pursuant to this Agreement. Additionally, in connection with any unpaid or non-reimbursed reasonable expenses and unsatisfied liabilities incurred by the Shareholder Representative in connection with the performance of his duties hereunder, the Shareholder Representative, without the requirement for any approval of the Shareholders, shall be entitled and is hereby granted the right to direct any funds that would otherwise be payable to Shareholders from the Escrow Account to itself. The Shareholder Representative may also from time to time submit invoices to Shareholders covering such expenses and liabilities and, upon the request of any Shareholder, shall provide such Shareholder with an accounting of all expenses and liabilities paid. The Shareholder Representative shall, within twenty (20) Business Days of the end of each calendar quarter in which any amounts have been paid or received by the Shareholder Representative on behalf of the Shareholder, deliver to each Shareholder a statement setting forth in reasonable detail and with reasonable supporting documentation any amounts paid or received by the Shareholder Representative on behalf of the Shareholders during such calendar quarter.
12.5.    Notice. Notices or communications to or from the Shareholder Representative provided in accordance with the terms of this Article 12 shall constitute notice to or from each of the Shareholders. The Shareholder Representative shall use commercially reasonable efforts to promptly deliver copies of any written notices or written communications received or made by him in his capacity as the Shareholder Representative to all Shareholders. All decisions, acts, consents or instructions of the Shareholder Representative that are made or taken in accordance with the provisions of this Section 12.5 shall be deemed to be decisions, acts, consents or instructions of the Shareholders and shall be final, binding and conclusive upon each of the Shareholders. The Buyer may rely upon any decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every Shareholder. Notwithstanding anything in this Agreement to the contrary, the rights and obligations between and among the Shareholders and the Shareholder Representative set forth in this Article 12 are agreements between and among the Shareholders and the Shareholder Representative, and the Shareholders and the Shareholder Representative acknowledge and agree that the Buyer shall have no obligations or liabilities with respect to such agreements between and among the Shareholders and the Shareholder Representative.
12.6.    Indemnity. The Shareholders jointly and severally hereby agree to indemnify and hold, harmless the Shareholder Representative against any out-of-pocket loss, reasonable expense (including reasonable attorneys’ fees) or other liability arising out of its service as Shareholder Representative under this Agreement, other than for harm directly caused by his fraud or willful misconduct.
ARTICLE 13.    MISCELLANEOUS
13.1.    Assignment. Except as otherwise provided below, neither Seller nor Buyer may assign any rights or delegate any obligations under this Agreement without the prior written consent of the other party, and any prohibited assignment or delegation will be null and void. Notwithstanding the foregoing, Buyer may assign some or all of its rights, including its right to take title to some or all of the Assets at Closing, to one or more affiliates so long as Buyer remains obligated hereunder. This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective permitted heirs, legal representatives, successors and assigns.
13.2.    Other Expenses. Except as otherwise provided in this Agreement, Seller shall pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement and Buyer shall pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement. Seller will pay any applicable real estate documentary or transfer taxes and recording costs for the recording of Buyer’s deed to the Real Estate. All costs associated with any real property surveys, environmental reports, title insurance or document recording fees incurred in connection with the transactions contemplated within this Agreement shall be borne solely by Buyer and paid by Closing. Real estate and personal property taxes and assessments (“Taxes”) imposed by any governmental authority with respect to the Real Estate and Seller’s personal property of the relevant tax year in which the Closing occurs and that are not yet due and payable shall be prorated as of the Closing Date based upon the most recent ascertainable assessed values and tax rates. Seller shall receive a credit for any Taxes already paid by Seller and applicable to any period after the Closing Date. Seller shall pay any unpaid Taxes for tax years prior to the relevant tax year in which Closing occurs. All other costs incurred in connection with the transactions contemplated within this Agreement shall be prorated at Closing.
13.3.    Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (1) if delivered personally or sent by facsimile, on the date received; (2) if delivered by overnight courier, on the day after mailing; and (3) if mailed, five (5) days after mailing with postage prepaid. Any such notice shall be sent as follows:
To Buyer:

c/o Diversicare Healthcare Services, Inc.
1621 Galleria Boulevard
Brentwood, Tennessee 37027
Attn: President
(615) 771-7409 (fax)

with a copy to:

Harwell Howard Hyne Gabbert & Manner, P.C.
333 Commerce Street, Suite 1500
Nashville, Tennessee 37201
Attn: Michael R. Hill
(615) 251-1059 (fax)

To Seller prior to the Closing:

Barren County Health Care Center
300 Westwood Street
Glasgow, KY 42141
Attn: Steve Brown, Administrator

with a copy to:

Thacker, Hodskins, Thacker, Searcy & Knight, LLP
209 W. 4th Street
PO Box 39
Owensboro, KY 42302
Attn: Terra W. Knight
(270) 926-4576 (fax)

To Shareholders, and to Seller after the Closing:

Steve Brown
105 Wingate
Glasgow, KY 42141

13.4.    Confidentiality; Public Announcements. All parties agree to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereunder, unless disclosure is required by law, except for regulatory filings and except that Buyer shall be entitled to disclose the terms of this Agreement to its attorneys, accountants, financing sources, third party agents, investors, and other advisors, provided, such persons agree to keep the terms of this Agreement confidential. Except as otherwise required by law, all public announcements prior to and on the Closing Date relating to this Agreement or the transactions contemplated hereby, including announcements to employees, will be made only as may be agreed upon jointly by the parties.
13.5.    Controlling Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Kentucky without regard to its choice or conflicts of law provisions. Seller and Buyer hereby consent to the jurisdiction and venue of courts located in Owensboro, Kentucky, for the resolution of any disputes arising under this Agreement for which a dispute resolution mechanism has not been specified herein.
13.6.    Headings. Table of contents and Section headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.
13.7.    Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
13.8.    Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the party against which it is sought to be enforced.
13.9.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
13.10.    Interpretation; Knowledge. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Whenever in this Agreement the term “to the knowledge of Seller” or the like is used, Seller shall be deemed to have the knowledge of Seller’s executive officers, managers and directors.
13.11.    Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letters of intent and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer and Seller.
13.12.    Legal Fees and Costs. In the event any party incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.
13.13.    No Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the parties hereto. It shall create no rights in any persons other than as set forth in the immediately preceding sentence.
13.14.    Exclusivity. Until and unless this Agreement is terminated by Buyer or Seller as provided herein, Seller will not solicit any offers or proposals, or enter into letters of intent, negotiations or contracts with any third-party with respect to a transaction relating to the sale, transfer, conveyance, merger or any other transaction of similar import with respect to Seller or any of the Assets.
13.15.    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

The parties hereto have executed this Agreement as of the date first above written.
BUYER:

DIVERSICARE OF GLASGOW, LLC

BY:    DIVERSICARE HOLDING COMPANY, LLC,     its sole member

By: /s/ Kelly J. Gill
Name:    Kelly J. Gill
Title:    President and Chief Executive Officer

SELLER:

BARREN COUNTY HEALTH CARE CENTER, INC.

By: /s/ Steve Brown

Title:    President

SHAREHOLDERS:

/s/ Steve Brown
STEVE BROWN

/s/ John L. Beam
JOHN L. BEAM

/s/ Linda Beam
LINDA BEAM

/s/ Nancy A. Mollett
NANCY A. MOLLETT

/s/ James B. Hurst
JAMES B. HURST

/s/ Thomas S. Hurst, Jr.
THOMAS S. HURST, JR.

/s/ Peggy Hurst Greenwell
PEGGY HURST GREENWELL

/s/ Beth Hurst Hawkins
BETH HURST HAWKINS

/s/ Sallie Hurst Schrieber
SALLIE HURST SCHRIEBER